Exhibit 23.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

CVS Caremark Corporation

We have audited the consolidated financial statements of CVS Caremark Corporation as of December 31, 2009 and 2008, and each of the three fiscal years in the period ended December 31, 2009 and have issued our report thereon dated February 26, 2010. These consolidated financial statements and our reports thereon are incorporated by reference in the December 31, 2009 Annual Report on Form 10-K of CVS Caremark Corporation. Our audits also included the financial statement schedule listed in Item 15 of this Annual Report (Form 10-K). This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 26, 2010